Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Destination XL Group, Inc.:

We consent to the use of our reports dated March 17, 2014 with respect to the consolidated balance sheet of Destination XL Group, Inc. as of February 1, 2014 and the related consolidated statement of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for the year ended February 1, 2014, and the effectiveness of internal control over financial reporting as of February 1, 2014, incorporated herein by reference.

Boston, Massachusetts

March 17, 2014

/S/ KPMG LLP